Exhibit 10.1

COMMERCIAL LINE OF CREDIT	Community Bank N.A.
AGREEMENT AND NOTE	331 West Pulteney Street
Corning, New York 14830
(607) 937-5471

LOAN NUMBER	AGREEMENT DATE	LOAN TERM	LINE OF CREDIT LIMIT
C-08-10-062327	December 10, 2008	On Demand	$8,000,000.00
LOAN PURPOSE: Working Capital

BORROWER INFORMATION

Corning Natural Gas Corporation
330 William Street, P. 0. 58
Coming, NY 14830-0058

LINE OF CREDIT AGREEMENT AND NOTE. This Commercial Line of Credit Agreement and Note will be referred to in this document as the "Agreement."

LENDER. "Lender" means Community Bank N.A. whose address is 331 West Pulteney Street, Coming, New York 14830, its successors and assigns.

BORROWER. "Borrower" means each person or legal entity who signs this Agreement.

PROMISE TO PAY. For value received, receipt of which is hereby acknowledged, the Borrower promises to pay, on demand by Lender, the principal amount of Eight Million and 00/100 Dollars ($8,000,000.00) or such lesser amount as shall have been advanced by Lender, from time to time, to or on behalf of Borrower under this Agreement, and all interest and any other charges, including service charges, to the order of Lender at its office at the address noted above or at such other place as Lender may designate in writing.  The Borrower will make all payments in lawful money of the United States of America.

PAYMENT SCHEDULE. This Agreement will be paid according to the following required payment schedule: Beginning on January 1, 2009, monthly payments of accrued and unpaid interest. All payments received by the Lender from the Borrower for application to the Line of Credit may be applied to the Borrower’s obligations under the Line of Credit in such order as determined by the Lender.

INTEREST RATE AND SCHEDULED PAYMENT CHANGES. The initial variable interest rate on this Agreement will be 3.261% per annum.  This interest rate may change on January 1, 2009, and on the same day of each month thereafter.  Each date on which the interest rate may change is called the "Change Date."  Beginning with the first Change Date, Lender will calculate the new interest rate based on One Month Libor Rate in effect on the Change Date (the "Index") plus 1.350 percentage points (the "Margin").  If the Index is not available at that time, Lender will choose a new Index which is based on comparable information.  The Index is used solely to establish a base from which the actual rate of interest payable under this Agreement will be calculated, and is not a reference to any actual rate of interest charged by any lender to any particular borrower.

Nothing contained herein shall be construed as to require the Borrower to pay interest at a greater rate than the maximum allowed by law.  If, however, from any circumstances, Borrower pays interest at a greater rate than the maximum allowed by law, the obligation to be fulfilled will be reduced to an amount computed at the highest rate of interest permissible under applicable law and if, for any reason whatsoever, Lender ever receives interest in an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to amounts owed, in Lender's sole discretion, or as otherwise allowed by applicable law.  An increase in the interest rates will result in a higher payment amount.  Interest on this Agreement is calculated on a 365/360 day basis.  The unpaid balance of this loan shall, after an Event of Default exists under this Agreement or any other agreement related to the loan, be subject to a Default Rate of interest equal to 2.000 percentage points over the applicable variable interest rate in effect from time to time, calculated as described above in the section "Interest Rate."

LATE PAYMENT CHARGE. If any required payment is more than 10 days late, then at Lender's option, Lender will assess a late payment charge of $25.00 or 5% of the amount past due, whichever is greater.

LINE OF CREDIT TERMS.  This Agreement is discretionary.  The Borrower acknowledges and agrees that although the Borrower may from time to time request an advance under this Agreement up to a maximum amount equal to the Line of Credit Limit, the Lender in no way is obligated to make such advance and all advances will be made by Lender in its sole and absolute discretion and subject to the terms and conditions of this Agreement.

Advances.

•	Advances under this Agreement may be requested orally or in writing by the Borrower or by an authorized person.
•	The total of all advances requested and unpaid principal cannot exceed Eight Million and 00/100 Dollars ($8,000,000.00).
•
All advances made will be charged to a loan account in Borrowers name on Lender's books, and the Lender shall debit such account the amount of each advance made to, and credit to such account the amount of each repayment made by Borrower. Lender shall provide to Borrower periodic statements of Borrower's loan account, which shall be deemed to be correct, accepted by, and binding upon Borrower unless Lender receives a written statement of exception from Borrower within 10 days after such statement is furnished.

Suspension and Termination.  Advances under this Agreement will be available until the earlier to occur of (a) demand by the Lender; (b) the Line of Credit is cancelled by Borrower; or (c) the occurrence of an Event of Default.

Loan Type Conversion.  Provided no default or event of default shall have occurred, the Borrower may, at its option, apply for conversion of this Agreement into a Term loan 30 days prior to the Maturity Date. However, the Lender shall have no obligation to approve the Borrower's application.

SECURITY TO NOTE. Security (the "Collateral") for this Agreement is granted pursuant to the following security document(s):

•	Security Agreement - all business assets dated August 4, 2005.
•	Security Agreement - assignment of trust fund dated November 28, 2005.

RIGHT OF SET-OFF. To the extent permitted by law, Borrower agrees that Lender has the right to set-off any amount due and payable under this Agreement, whether matured or unmatured, against any amount owing by Lender to Borrower including any or all of Borrower's accounts with Lender. This shall include all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. Such right of set-off may be exercised by Lender against Borrower or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrower, or against anyone else claiming through or against Borrower of such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off has not been exercised by Lender prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant.

PAYABLE ON DEMAND.  This is a demand note.  Payment is due upon Lender's demand.

DEFAULT. Upon the occurrence of any one of the following events (each, an "Event of Default" or "default" or "event of default"), Lender's obligations, if any, to make any advances will, at Lender's option, immediately terminate and Lender, at its option, may declare all indebtedness of Borrower to Lender under this Agreement to be immediately due and payable without further notice of any kind notwithstanding anything to the contrary in this Agreement or any other agreement: (a) Borrower's failure to make any payment on time or in the amount due; (b) any default by Borrower under the terms of this Agreement or any other agreement, security agreement executed in connection with this Agreement (individually, a "Loan Document" and collectively, the "Loan Documents"); (c) any default by Borrower under the terms of any other loan agreement, security agreement, mortgage or other document in favor of Lender; (d) the death, dissolution, or termination of existence of Borrower or any guarantor; (e) Borrower is not paying Borrower’s debts as such debts become due; (f) the commencement of any proceeding under bankruptcy or insolvency laws by or against Borrower or any guarantor or the appointment of a receiver; (g) any default under the terms of any other indebtedness of Borrower to any other creditor; (h) any writ of attachment, garnishment, execution, tax lien or similar instrument is issued against any collateral securing the loan, if any, or any of Borrower's property or any judgment is entered against Borrower or any guarantor; (i) any part of Borrower's business is sold to or merged with any other business, individual, or entity; (j) any representation or warranty made by Borrower to Lender in any of the Loan Documents or any financial statement delivered to Lender proves to have been false in any maternal respect as of the time when made or given; (k) if any guarantor, or any other party to any agreement or instrument with or in favor of Lender entered into or delivered in connection with the Loan terminates, attempts to terminate or defaults under any such agreement or instrument; (l) Lender has deemed itself insecure or there has been a material adverse change of condition of the financial prospects of Borrower or any collateral securing the obligations owing to Lender by Borrower Upon the occurrence of an event of default, Lender may pursue any remedy available under any Related Document, at law or in equity.

RELATED DOCUMENTS.  If this Agreement is secured by a security agreement, mortgage, deed of trust, trust deed, security deed or loan agreement of even or previous date, it is subject to all the terms thereof.

GENERAL WAIVERS.  To the extent permitted by law, the Borrower severally waives any required notice of presentment, demand, acceleration, intent to accelerate, protest and any other notice and defense due to extensions of time or other indulgence by Lender or to any substitution or release of collateral. No failure or delay on the part of Lender, and no course of dealing between Borrower and Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

JOINT AND SEVERAL LIABILITY.  If permitted by law, each Borrower executing this Agreement is jointly and severally bound.

SEVERABILITY.  If a court of competent jurisdiction determines any term or provision of this Agreement is invalid or prohibited by applicable law, that term or provision will be ineffective to the extent required. Any term or provision that has been determined to be invalid or prohibited will be severed from the rest of this Agreement without invalidating the remainder of either the affected provision or this Agreement.

SURVIVAL.  The rights and privileges of the Lender hereunder shall inure to the benefits of its successors and assigns, and this Agreement shall be binding on all heirs, executors, administrators, assigns and successors of Borrower.

ASSIGNABILITY.  Lender may assign, pledge or otherwise transfer this Agreement or any of its rights and powers under this Agreement without notice, with all or any of the obligations owing to Lender by Borrower, and in such event the assignee shall have the same rights as if originally named herein in place of Lender. Borrower may not assign this Agreement or any benefit accruing to it hereunder without the express written consent of the Lender.

ORAL AGREEMENTS DISCLAIMER.  This Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

GOVERNING LAW.  This Agreement is governed by the laws of the state of New York except to the extent that federal law controls.

HEADING AND GENDER.  The headings preceding text in this Agreement are for general convenience in identifying subject matter, but have no limiting impact on the text which follows any particular heading. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

ATTORNEYS' FEES AND OTHER COSTS.  If legal proceedings are instituted to enforce the terms of this Agreement, Borrower agrees to pay alt costs of the Lender in connection therewith, including reasonable attorneys' fees, to the extent permitted by law.

ADDITIONAL PROVISIONS.  The Commitment Letter from Lender to Borrower dated September 12, 2008, and its terms and conditions, together with the Line of Credit Agreement dated December 10, 2008, are incorporated by reference and made a part hereof with the same force and effect as if it were set forth herein. In the event that any of the provisions contained in the Commitment Letter or the Line of Credit Agreement conflict in whole or in part with the provisions contained in this Commercial Line of Credit Agreement and Note, the provisions contained in the Commitment Letter and Line of Credit Agreement shall control.

WAIVER OF JURY TRIAL.  All parties to this Agreement hereby knowingly and voluntarily waive, to the fullest extent permitted by law, any right to trial by jury of any dispute, whether in contract, tort, or otherwise, arising out of, in connection with, related to, or incidental to the relationship established between them in this Agreement or any other instrument, document or agreement executed or delivered in connection with this Agreement or the related transactions.

By signing this Agreement, Borrower acknowledges reading, understanding, and agreeing to all its provisions and receipt hereof.

Corning Natural Gas Corporation

/s/ Firouzeh Sarhangi	1/21/09
By: Firouzeh Sarhangi	Date
Its: Chief Financial Officer

7279 Seneca Road, North, Hornell, NY 14843 Phone: 607-324-0223

September 12, 2008

Michael German, President
Corning Natural Gas Corp.
330 West William Street
Corning, NY   14830

Dear Mr. German:

I am pleased to inform you that Community Bank, N.A. has approved the renewal and an increase in the Line of Credit up to $8,000,000.  This approval is subject to the following terms and conditions:

BORROWER:	Corning Natural Gas Corp.

AMOUNT OF LOAN:

Under the Line of Credit, the Borrower may borrow from time to time up to an aggregate maximum amount of $8,000,000.

USE OF PROCEEDS:	Proceeds will be used to finance working capital needs.

INTEREST RATE:

Interest will be charged on the outstanding principal balance at 30 day Libor Rate plus 1.35%, as published in the Wall Street Journal, with changes to occur automatically with changes in the 30 day Libor Rate.

PAYMENTS:

Payments of all interest accrued on the outstanding principal balance hereunder shall be due on the first day of every month.

ADVANCES:

Advances in excess of $4,000,000.00 will be limited to an amount equal to 100% of the outstanding inventory.  This will be monitored at month-end only via monthly inventory reports showing the volume, cost and market value of gas in storage.

EXPIRATION:

This Line of Credit will expire February 28, 2009, unless extended in writing by the Bank.  All advances under the Line shall remain repayable upon demand.

LATE CHARGE:

In the event that any payment shall be past due in excess of 10 days, a late charge equal to 5% of the total payment or $25.00, whichever is greater, shall be imposed.

COLLATERAL:

The Line of Credit shall be secured by:

1)	Assignment of trust fund.
2)	Accounts receivable, inventory and equipment. It is understood that M & T Bank has a prior lien on the equipment.

LOAN DOCUMENTS:

Borrower agrees to execute a revised Line of Credit Agreement.  This Line of Credit Agreement will include but not be limited to the following covenants:

1)	Borrower is to maintain a leverage ratio of less then 4 to 1. This requirement will be measured annually based on the audited financial statements starting with the fiscal year ending 9/30/08.

2)	Borrower is prohibited from paying cash dividends or stock buy-backs until its actual regulated capital structure supports an equity ratio of 70% debt/30% equity.

3)	Borrower is to maintain a net worth of at least $8,000,000. This requirement will be measured annually based on the audited financial statements starting with the fiscal year ending 9/30/08.

STATEMENTS:

Borrower agrees to furnish, within 90 days after the end of your fiscal year, an audited financial statement.

Borrower shall also furnish to us your unaudited financial statements not more than thirty (30) days after the close of each quarter.

Borrower shall furnish to us natural gas inventory volumes, cost and market value on a monthly basis when this line of credit is over $4,000,000 at month end.

WARRANTY:

Borrower warrants that all matters, documents and instruments furnished to the Bank and upon which this commitment is based, including without limitation, financial statements are complete and that there has been no material omission therefrom.

FURTHER ASSURANCES:

Borrower agrees to execute and/or deliver to us further documentation, covenants and items as we or our counsel may reasonably require or as may become necessary to effect the closing of the Line of Credit.

SURVIVAL:

The terms and conditions of this letter shall survive the closing of the Line of Credit.

ADVERSE CHANGES:

This commitment is contingent upon there being no materially detrimental or adverse change in the financial condition of the Borrower prior to closing of the Line of Credit.

ASSIGNABILITY/ACCEPTANCE:

This commitment is not assignable and will expire in the event it is not accepted and returned to Community Bank, N. A. on or before September 30, 2008.

Thank you for giving us the opportunity to make this commitment available to you.

Sincerely,

COMMUNITY BANK, N.A.

/s/ Thomas F. Beers
Thomas F. Beers
Vice President

ACCEPTANCE AND CONFIRMATION

We hereby accept and confirm the conditions of this commitment dated September 12, 2008.

CORNING NATURAL GAS CORP.

By:	/s/ Michael German	9/12/08
	Michael German, President	Date